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                                                                     Exhibit 8.2

                               [KPMG Letterhead]

January 24, 2002


The Board of Directors
Willow Grove Bancorp, Inc.
Welsh and Norristown Roads
Maple Glen, Pennsylvania 19002

Members of the Board:

You have requested the opinion of KPMG, LLP (KPMG) as to certain state income tax consequences to Willow Grove Mutual Holding Company (the federally chartered mutual holding company, or the "MHC"), Willow Grove Bancorp, Inc. (the federally chartered stock mid-tier holding company, or the "MTHC"), Willow Grove Bancorp, Inc. (the Pennsylvania stock holding company, or the "HC") and Willow Grove Bank (a federally chartered stock savings bank, or the "Bank"), resulting from the proposed conversion of the MHC, the current majority stockholder of the MTHC, from the mutual to stock form of organization, and reorganization of the Bank, whereby the Bank will be wholly-owned by the HC, and whereby the stock of the HC will be solely owned by public stockholders.

In preparing this opinion letter, we have relied, in part, upon certain factual descriptions provided in the PLAN OF CONVERSION of WILLOW GROVE MUTUAL HOLDING COMPANY and AGREEMENT AND PLAN OF REORGANIZATION BETWEEN WILLOW GROVE MUTUAL HOLDING COMPANY, WILLOW GROVE BANCORP, INC. (A Federal Corporation), WILLOW GROVE BANCORP, INC. (A Pennsylvania Corporation) and WILLOW GROVE BANK, (the "Plan"), as well as the facts and representations which are provided below under the headings "STATEMENT OF FACTS" and "REPRESENTATIONS". If any fact or representation contained herein is not complete or accurate it is important that we be notified immediately in writing as this may cause us to change our opinion.

STATEMENT OF FACTS

On December 23, 1998, Willow Grove Bank, a federally chartered mutual savings association (the "Association") reorganized into the mutual holding company form of organization. To accomplish this transaction, the Association organized a federally chartered, stock-form savings bank (the "Bank"), as a wholly owned subsidiary of a newly formed federally chartered stock-form mid-tier holding company known as Willow Grove Bancorp, Inc. (the MTHC). The MTHC simultaneously issued 2,812,974 shares of its common stock to a newly formed federally chartered mutual holding company, Willow Grove Mutual Holding Company (the MHC), contributed 89,635 of its shares of common stock to Willow Grove Foundation (the Foundation), and sold 2,240,878 of its shares of common stock to certain depositors and borrowers of the Bank, employee stock benefit plans of the Bank, directors, officers and employees of the Bank and members of the general public.

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The Board of Directors
Willow Grove Bancorp, Inc.



January 24, 2002

The Boards of Directors of the MHC, the MTHC and the Bank believe that a conversion of the MHC to stock form and reorganization of the Bank pursuant to the Plan is in the best interests of the MHC, the MTHC and the Bank, as well as the best interests of their respective members and shareholders. The Boards of Directors determined that the Plan equitably provides for the interests of any person qualifying as a member of the MHC (a "Member") through the granting of subscription rights and the establishment of a liquidation account. The Conversion and Reorganization, as defined in the Plan, will result in the raising of additional capital for the Bank and the HC and is expected to result in a more active and liquid market for the HC common stock than currently exists for the MTHC common stock. In addition, the Conversion and Reorganization is designed to enable the Bank and the HC to more effectively compete in the financial services marketplace.



The subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of HC common stock at the same price to be paid by members of the general public. In the absence of both an oversubscription in the subscription offering and an increase in the market price of the HC common stock upon commencement of trading following completion of the Conversion and Reorganization, external legal counsel (Elias, Matz, Tiernan & Herrick L.L.P; hereafter referred to as "external legal counsel") has opined for federal income tax purposes, that it is more likely than not that the nontransferable subscription rights to purchase HC common stock have no value.



The MHC currently owns more than 50% of the issued and outstanding shares of common stock of the MTHC, with the remaining shares of MTHC stock owned by the general public or employee benefit plans of the MTHC. All of the issued and outstanding shares of the common stock of the Bank are currently owned by the MTHC. Upon completion of the Conversion and Reorganization, the newly formed Pennsylvania Corporation, to be known as Willow Grove Bancorp, Inc. or "HC", will own all the issued and outstanding shares of the Bank, while 100% of the issued and outstanding shares of the common stock of the HC will be publicly owned or owned by certain employee stock benefit plans of the Bank or HC.

The Conversion and Reorganization will be accomplished pursuant to the following transactions: First, the MHC will convert from a mutual holding company to an interim federal stock savings association ("Interim MHC"). The MTHC will convert from a federally chartered stock holding company into an interim federal stock savings association ("Interim Holding"). Interim Holding will merge into the Bank, with the Bank being the surviving corporation. The stock of the Bank held by Interim Holding will be extinguished. The Interim Holding stock, which was previously held by public shareholders and the MHC, will be automatically converted into the stock of the Bank. Immediately thereafter, Interim MHC will merge with and into the Bank, with the Bank being the surviving corporation. The stock held by the MHC will be extinguished. Eligible members of the MHC as of certain specified dates set forth in the Plan will be granted interests in a liquidation account to be established by the Bank.

The Bank will form a Pennsylvania corporation as a new, wholly owned, first tier subsidiary, the HC, which will become a new holding company. The HC will form an interim corporation

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The Board of Directors
Willow Grove Bancorp, Inc.



January 24, 2002

("Interim") as a new, wholly owned first tier subsidiary that is a federally chartered interim stock savings association. Interim will then merge with and into the Bank, with the Bank being the surviving entity. As a result, the Bank will become a wholly owned subsidiary of the HC and the MTHC common stock deemed held by public shareholders will be converted into HC common stock, par value $.01 per share. Simultaneously, the HC will sell additional shares of the HC common stock, with priority subscription rights granted to certain Members of the MHC at specified dates and to tax qualified employee benefit plans, directors and employees of the Bank and the public shareholders of the MTHC.

In the event of a complete liquidation of the MHC in its present mutual form, each depositor of the Bank would receive his pro rata share of any assets of the MHC remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation of the Bank, would have a claim as a creditor of the same general priority as the claims of all other creditors of the Bank. However, the depositor's claim would be solely in the amount of the balance in his deposit account plus accrued interest. The depositor would not have an interest in the value or assets of the Bank or the HC above that amount.

Eligible Members of the MHC will be granted interest in a "liquidation account" to be established by the Bank, which will have an initial balance of (i) $35,865,000, which is equal to 100% of the retained earnings of the Association as of June 30, 1998, the date of the latest statement of financial condition contained in the final offering circular utilized in the MHC reorganization or
(2) 56.9% of the MTHC's total stockholders' equity as reflected in its latest statement of financial condition contained in the final offering circular utilized in the offerings. Each Eligible Account Holder and Supplemental Eligible Account Holder, if they were to continue to maintain their deposit account at the Bank, would be entitled, upon a complete liquidation of the Bank after the Conversion, to an interest in the liquidation account prior to any payment to the HC as the sole shareholder of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder will have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts, and certificates of deposits, held in the Bank at the close of business on June 30, 2000 or December 31, 2001, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of their deposit accounts based on the proportion that the balance of such deposit account on the June 30, 2000 Eligibility Record Date (or the December 31, 2001 Supplemental Eligibility Record Date, as the case may be) bore to the balance of all deposit accounts in the Bank on such date.

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The Board of Directors
Willow Grove Bancorp, Inc.



January 24, 2002

If, however, on any June 30 annual closing date of the Bank, commencing June 30, 2002, the amount in any deposit account is less than the amount in such deposit account on June 30, 2000 or December 31, 2001, as the case may be, or any other closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, as such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the HC as the sole shareholder of the Bank.

REPRESENTATIONS

KPMG is relying on the following representations in rendering the opinions contained herein. It is understood that KPMG has not independently verified the accuracy of any of these representations:

         (1) External legal counsel (Elias, Matz, Tiernan & Herrick L.L.P.) has opined that for federal income tax purposes that the change in the form of operation of the MHC to an interim federal stock savings association ("Interim MHC") and the change in the form of operation of the MTHC to an interim federal stock savings association ("Interim Holding") constitute reorganizations under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code") and that the merger of Interim Holding with and into the Bank and that the merger of Interim MHC with and into the Bank each qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The MHC, the MTHC and the Bank each will be a party to a "reorganization" as defined in Section 368(b) of the Code

         (2) External legal counsel has opined that for federal income tax purposes Interim MHC and Interim Holding will recognize no gain or loss pursuant to their mergers with and into the Bank.

         (3) External legal counsel has opined that for federal income tax purposes no gain or loss will be recognized by the Bank upon the receipt of the assets of Interim Holding and Interim MHC pursuant to their mergers with and into the Bank.


         (4) External legal counsel has opined that for federal income tax purposes the merger of a new, wholly owned first tier subsidiary of HC that is a federally chartered interim stock savings association ("Interim") with and into the Bank qualifies as a reorganization within the meaning of Section 368(a)(2)(E) of the Code. The Bank, the HC and Interim will each be a party to the reorganization as defined in
         Section 368(b) of the Code.


          (5) External legal counsel has opined that for federal income tax purposes no gain or loss will be recognized by Interim upon the transfer of its assets to the pursuant to Interim's merger with and into the Bank.

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The Board of Directors
Willow Grove Bancorp, Inc.



January 24, 2002

         (6) External legal counsel has opined that for federal income tax purposes, no gain or loss will be recognized by the Bank upon the receipt of the assets of Interim.

         (7) External legal counsel has opined that for federal income tax purposes no gain or loss will be recognized by the HC upon the receipt of the Bank stock solely in exchange for the HC common stock.

         (8) External legal counsel has opined that for federal income tax purposes, no gain or loss will be recognized by the MTHC public shareholders upon the receipt of the HC stock.

         (9) External legal counsel has opined that for federal income tax purposes no gain or loss will be recognized by the HC upon the sale of the HC stock to investors.



         (10) External legal counsel has opined that for federal income tax purposes that it is more likely than not, assuming the absence of both an oversubscription in the subscription offering and an increase in the market price of the HC common stock upon commencement of trading following completion of the Conversion and Reorganization, the Eligible Account Holders, Supplemental Eligible Account Holders, and other Members will not recognize gain upon the issuance to them of: (i) withdrawable savings accounts in the Bank following the Conversion and Reorganization, (ii) the Liquidation Account interests at the Bank, and
         (iii) nontransferable subscription rights to purchase Conversion stock of the HC.

         (11) External legal counsel has opined that for federal income tax purposes, that in the absence of both an oversubscription in the subscription offering and an increase in the market price of the HC common stock upon commencement of trading following the completion of the Conversion and Reorganization, it is more likely than not that the nontransferable subscription rights to purchase HC common stock have no value.



         (12) No gain or loss will be recognized by the Bank, Interim MHC, Interim Holding, or Interim under Generally Accepted Accounting Principles (GAAP) as a result of the Conversion and Reorganization and the purchase accounting method will not be used by the Bank, Interim MHC, Interim Holding, or Interim Holding to account for the transaction in accordance with GAAP.

         (13) The MHC and MTHC are federally chartered corporations operating in the Commonwealth of Pennsylvania. Both the MHC and the MTHC have conducted and currently conduct their business activities solely in the Commonwealth of Pennsylvania.

         (14) The Bank is a federally chartered savings institution. The Bank conducts its operations solely in the Commonwealth of Pennsylvania.

The Board of Directors
Willow Grove Bancorp, Inc.



January 24, 2002

         (15) Interim MHC, Interim Holding, and Interim are federally chartered interim savings institutions. Each entity conducts their operations (if any) during their existence solely in the Commonwealth of Pennsylvania.

         (16) The HC is a stock corporation organized under the laws of the Commonwealth of Pennsylvania. The HC has been organized at the direction of the Bank to own all of the Bank's capital stock to be issued upon the Bank's reorganization. The HC conducts its business activities solely in the Commonwealth of Pennsylvania.

STATE INCOME TAX OPINION

PENNSYLVANIA CORPORATE NET INCOME TAX

STATEMENT OF FACTS, REPRESENTATIONS AND DISCUSSION - PENNSYLVANIA CORPORATE NET INCOME TAX (CNI)

Pennsylvania Corporate Net Income (CNI) Tax is imposed on domestic and foreign corporations and business trusts for the privilege of doing business, carrying on activities, or having capital employed or used or owning property in Pennsylvania (72 P.S. ss. 7402, Act of March 4, 1971, P.L. 6). Certain entities are specifically excluded from the tax including building and loan associations, banks, bank and trust companies, national banks, savings institutions, trust companies, insurance and surety companies and PA S corporations (72 P.S. ss. 7401(1)). The MHC, the MTHC and the HC are entities that should not qualify under one of these exceptions for CNI taxation. Accordingly, the MTHC, the MHC and the HC, to the extent they have nexus with Pennsylvania, should be subject to the CNI tax.

The computation of Pennsylvania taxable income begins with federal taxable income before any net operating loss and special deductions, reported on federal Form 1120 (72 P.S. ss. 7401(3)1(a) and 61 Pa. Code ss. 153.11(a)). External
legal counsel has opined that for federal income tax purposes, it is more likely than not that no gain or loss will be recognized in the proposed Conversion and Reorganization by the MTHC, the MHC, or HC.

Certain modifications are made to federal taxable income to arrive at Pennsylvania taxable income.

Adjustments that would increase Pennsylvania taxable income include:

         - Certain tax preference items under the federal alternative minimum taxation system that are not deductible for Pennsylvania CNI purposes (72 P.S. ss. 7401(3)1(d));
         - Taxes imposed on or measured by net income (72 P.S. ss. 7401(3)1(o));
         - Employment incentive payments (Section 491(a), Act of June 13, 1967, P.L. 31); and
         - Expenses related to interest on federal obligations and certain distributions from a regulated investment company (72 P.S.ss.7401(3)1 (b.1)).

The Board of Directors
Willow Grove Bancorp, Inc.



January 24, 2002

Adjustments that would decrease Pennsylvania taxable income include:

         - The dividends received deduction (72 P.S.ss.7401(3)1(b));
         - Interest on federal obligations (72 P.S.ss.7401(3)1(b.1));
         - Wages related to federal tax credits (72 P.S. ss. 7401(3)1(c)) and foreign taxes taken as a deduction in arriving at federal taxable income (61 Pa Code ss. 153.12);
         - Foreign dividend gross up (72 P.S.ss.7401(3)1(b));-
         - Certain depreciation adjustments (72 P.S.ss.7401(3)1(d) and
           (l) & 61 Pa Code ss.153.14(3)&(4); and
         - Pennsylvania net operating loss deductions (72 P.S.ss.7401(4)).

The transaction should not give rise to any positive or negative adjustments required to be made for Pennsylvania CNI purposes.

OPINION

Based solely on the STATEMENT OF FACTS, REPRESENTATIONS, AND DISCUSSIONS set forth in this opinion letter and assuming that it is more likely than not that for federal income tax purposes no gain or loss will be recognized by the MTHC, the MHC, and the HC in the proposed Conversion and Reorganization, it is the opinion of KPMG that it is more likely than not that no gain or loss will be recognized by the MTHC, the MHC, and the HC in the proposed Conversion and Reorganization for PENNSYLVANIA CORPORATE NET INCOME TAX purposes as a result of the Conversion and Reorganization.

PENNSYLVANIA MUTUAL THRIFT INSTITUTIONS TAX

STATEMENT OF FACTS, REPRESENTATIONS AND DISCUSSION - PENNSYLVANIA MUTUAL THRIFT INSTITUTIONS TAX (MTIT)

Section 1501 of the Pennsylvania Mutual Thrift Institutions Tax Act (72 P.S.ss.8501; the Act) defines a "mutual thrift institution" as every:

         (1) Savings bank without capital stock;
         (2) Building and loan association;
         (3) Savings and loan association; and
         (4) Savings institutions having capital stock.

It has been represented that the Bank, Interim MHC, Interim Holding, and Interim qualify as savings institutions with capital stock and are therefore, subject to the MTIT.

The Act provides for a mutual thrift institution to compute its tax based on separate company net income computed in accordance with Generally Accepted Accounting Principles (GAAP), subject to certain defined exceptions (72 P.S. ss. 8502(c)).

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The Board of Directors
Willow Grove Bancorp, Inc.



January 24, 2002

One of the exceptions, as provided in the Act (72 P.S.ss.8502(c)(3)) provides that:

"IN THE CASE OF A BUSINESS COMBINATION ENTERED INTO AFTER DECEMBER 31, 1986, WHICH IS TREATED AS A REORGANIZATION FOR PURPOSES OF SECTION 368 OF THE INTERNAL REVENUE CODE OF 1986, OR A SIMILAR SUCCESSOR PROVISION, AND ACCOUNTED FOR UNDER THE PURCHASE ACCOUNTING METHOD, NET EARNINGS OR LOSS SHALL BE DETERMINED AS THOUGH THE ACQUISITION HAS BEEN ACCOUNTED FOR UNDER THE POOLING OF INTEREST METHOD."

It has been represented to KPMG that as a result of the Conversion and Reorganization, the Bank, Interim MHC, Interim Holding, and Interim will recognize no gain or loss under GAAP and that the purchase accounting method will not be used to account for the transaction in accordance with GAAP.

OPINION

Based solely on the STATEMENT OF FACTS, REPRESENTATIONS, AND DISCUSSIONS set forth in this opinion letter, it is the opinion of KPMG that the Bank, Interim MHC, Interim Holding, and Interim should not recognize a gain or loss for PENNSYLVANIA MUTUAL THRIFT INSTITUTIONS TAX purposes as a result of the proposed Conversion and Reorganization.

PENNSYLVANIA PERSONAL INCOME TAX

STATEMENT OF FACTS, REPRESENTATIONS AND DISCUSSION - PENNSYLVANIA PERSONAL INCOME TAX



External legal counsel has opined that for federal income tax purposes that it is more likely than not, assuming the absence of both an oversubscription in the subscription offering and an increase in the market price of the HC common stock upon commencement of trading following completion of the Conversion and Reorganization, the Eligible Account Holders, Supplemental Eligible Account Holders, and other Members will not recognize gain upon the issuance to them of:
(i) withdrawable savings accounts in the Bank following the Conversion and Reorganization, (ii) the Liquidation Account interests at the Bank, and (iii) nontransferable subscription rights to purchase conversion stock of the HC.

External legal counsel has opined that for federal income tax purposes, in the absence of both an oversubscription in the subscription offering and an increase in the market price of the HC common stock upon commencement of trading following the completion of the Conversion and Reorganization, it is more likely than not that the nontransferable subscription rights to purchase HC common stock have no value.



External legal counsel has opined that for federal income tax purposes, no gain or loss will be recognized by the MTHC public shareholders upon the receipt of the HC stock.

Pennsylvania imposes its Personal Income Tax ("PIT") upon eight enumerated classes of income.

The Board of Directors
Willow Grove Bancorp, Inc.



January 24, 2002
received by individuals. Income is taxable if it emanates from one of the following classes (72 P.S.ss.7303(a)):

         (1) Compensation;
         (2) Net income from the operation of a business, profession or other activity;
         (3) Net gains or income from the sale, exchange or other disposition of real or personal property;
         (4) Net gains or income from or in the form of rents, royalties, patents and copyrights;
         (5) Dividends;
         (6) Interest;
         (7) Gambling and lottery winnings other than prizes of the Pennsylvania State Lottery; or
         (8) Net gains or interest obtained through estates and trusts.

With respect to "[n]et gains or net income, less net losses, derived from the sale, exchange or other disposition of property, including real property, tangible personal property, intangible personal property ... ." 72 P.S. ss.
7303(a)(3), the regulations further provide that "[a] gain on the disposition of property is recognized in the taxable year in which the amount realized from the conversion of the property into cash or other property exceeds the adjusted basis of the property." 61 Pa. Code ss. 103.13(a).

In general, "[c]orporate reorganizations, acquisitions and recapitalizations shall be a sale, exchange or disposition resulting in a taxable gain or loss to the shareholders whether or not the gain or loss is recognized for purposes of Federal income tax, except as provided in the T[ax] R[eform] C[ode]. The transfer of property or anything else of value to a corporation in exchange for an interest therein is a sale, exchange or disposition resulting in a taxable gain." 61 Pa. Code ss. 103.13(b). The statute expressly excludes from the term "sale, exchange, or other disposition,"

          ... the exchange of stock or securities in a corporation a party to a reorganization in pursuance of a plan of reorganization, solely for stock or securities in such corporation or in another corporation a party to the reorganization and the transfer of property to a corporation by one or more persons solely in exchange for stock or securities in such corporation if immediately after the exchange such person or persons are in control of the corporation. The following shall apply:

              (b) For purposes of this subparagraph (iv), the term "reorganization" means any of the following:

                   (i)    A statutory merger or consolidation.
                   ...
                   (vi) A mere change in identity, form, or place of organization however effected.

The Board of Directors
Willow Grove Bancorp, Inc.



January 24, 2002

72 P.S.ss. 7303(a)(3)(iv). The statute defines "corporation... [f]or purposes of applying the provisions of section 303(a) with respect to a `reorganization' as defined in that section...[to] include a business trust...or a limited liability company, that for federal income tax purposes, is taxable as a corporation." 72 P.S.ss. 7301(d.1).



With respect to entities that qualify as "corporations" for Pennsylvania PIT purposes, the statute more likely than not affords similar tax-free treatment with respect to tax-free organizations under IRC ss. 368(a)(1)(A) (statutory merger), IRC ss. 368(a)(2)(E) (statutory merger with voting stock) and IRC ss. 368(a)(1)(F) (F reorganization).




OPINION

Based solely on the STATEMENT OF FACTS, REPRESENTATIONS, AND DISCUSSIONS set forth in this opinion letter, and assuming that it is more likely than not that for federal income tax purposes that:


Assuming the absence of both an oversubscription in the subscription offering and an increase in the market price of the HC common stock upon commencement of trading following completion of the Conversion and Reorganization, the Eligible Account Holders, Supplemental Eligible Account Holders, and other Members will not recognize gain upon the issuance to them of: (i) withdrawable savings accounts in the Bank following the Conversion and Reorganization, (ii) the Liquidation Account interests at the Bank, and (iii) nontransferable subscription rights to purchase conversion stock of the HC; that such non transferable subscription rights have no value, and; that no gain or loss will be recognized by the MTHC public shareholders upon the receipt of the HC stock.

It is the opinion of KPMG that for PENNSYLVANIA PERSONAL INCOME TAX purposes it is more likely than not:

         (1) Eligible Account Holders, Supplemental Eligible Account Holders, and other Members will recognize gain upon the issuance to them of: (i) withdrawable savings accounts in the Bank following the Conversion and Reorganization, (ii) the Liquidation Account interests at the Bank, and
         (iii) nontransferable subscription rights to purchase conversion stock of the HC, but only to the extent of the value, if any, of the subscription rights.



        (2) No gain or loss will be recognized by the MTHC public shareholders upon the receipt of the HC stock under 72 P.S.ss.7303(a)(3).

The Board of Directors
Willow Grove Bancorp, Inc.



January 24, 2002

                                  *************

The opinions expressed above are rendered with respect to the specific matters discussed herein and we express no opinion with respect to any other federal or state income tax, or other state and local taxes, or legal aspect of the merger. Our opinions are based on the completeness and accuracy of the above-stated facts and representations. If any of the foregoing is not entirely complete or accurate, it is imperative that we be informed immediately in writing, as the inaccuracy or incompleteness could have a material effect on our conclusions. We are relying upon the relevant provisions of Article III, Article IV, and Article XV of the Pennsylvania Tax Reform Code of 1971, Act of March 4, 1971, P.L.6; the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinions. The opinions contained herein are not binding upon the Internal Revenue Service, any other tax authority or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court. Unless you specifically request otherwise, we will not update these opinions for subsequent changes or modifications to the law and regulations, or to the judicial and administrative interpretations thereof.


Very truly yours,

KPMG LLP


/s/ Carlo P. Toscano
---------------------
Carlo P. Toscano
TAX MANAGING DIRECTOR